UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Duluth Holdings Inc.

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DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 25, 2023

To the Shareholders of Duluth Holdings Inc.:

The 2023 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held in person at the headquarters of Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572, on May 25, 2023 at 8:30 a.m., Central time, for the following purposes:

(1)	To elect eight individuals nominated by the Board of Directors of Duluth Holdings Inc. to serve as directors until the 2024 annual meeting of shareholders;

(2)	To approve, by an advisory vote, the compensation of our named executive officers;

(3)	To ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal 2023; and

(4)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 20, 2023 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by voting electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of Duluth Holdings Inc. in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 25, 2023: The annual report to shareholders and proxy statement of Duluth Holdings Inc. are available for review at www.envisionreports.com/DLTH. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

David Loretta, Secretary

April 7, 2023

DULUTH HOLDINGS INC.

201 East Front Street

Mount Horeb, Wisconsin 53572

April 7, 2023

PROXY STATEMENT

Unless the context requires otherwise, all references to “Duluth Trading,” the “Company,” “we,” “us” or “our” refer to Duluth Holdings Inc.

The enclosed proxy is solicited by the Board of Directors of Duluth Holdings Inc. for use at the 2023 annual meeting of shareholders to be held at 8:30 a.m., Central time, on May 25, 2023 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held in person at the headquarters of Duluth Trading, 201 East Front Street, Mount Horeb, Wisconsin 53572.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), Duluth Trading is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of Duluth Trading’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone.

Only shareholders of record at the close of business on March 20, 2023 are entitled to notice of and to vote the shares of our Class A common stock, no par value, and Class B common stock, no par value, registered in their name at the annual meeting. As of the record date, we had outstanding 3,364,200 shares of Class A common stock and 31,114,449 shares of Class B common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions, votes that are withheld and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of Class A common stock is entitled to ten votes per share, and each share of Class B common stock is entitled to one vote per share on each matter to be voted upon at the annual meeting. Shares of Class A common stock and Class B common stock vote together as a single class for each of the proposals listed below.

With respect to the proposal to elect the individuals nominated by our Board of Directors to serve as directors until the 2024 annual meeting of shareholders, votes may be cast in favor or withheld for each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. With respect to the proposal to approve the compensation of our named executive officers, abstentions and broker non-votes will not be counted as votes cast. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. With respect to the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal 2023, abstentions and broker non-votes will not be counted as voting on the proposal.

The Notice, proxy statement and form of proxy are being mailed to shareholders commencing on or about April 7, 2023.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the Secretary of the Company in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our Board of Directors to serve as directors until the 2024 annual meeting of shareholders, will be voted FOR approval of the compensation of our named executive officers, and will be voted FOR the appointment of KPMG LLP as our independent registered public accountants for fiscal 2023.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Mr. David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572 and on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee; and

•	Charter of the Nominating and Governance Committee.

Information contained on the Company’s website is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of eight directors. The term of office of each of the directors expires at the 2023 annual meeting.

Effective as of the close of the 2023 annual meeting, Thomas G. Folliard, age 78, is retiring from the Board of Directors and will not be standing for election. As part of its corporate governance guidelines, the Board has established a general retirement age of 77, where no individual will be nominated for election to the Board after his or her 77th birthday, absent the Board waiving in light of special circumstances. Mr. Folliard has served on our Board since September 2015 and had served on the advisory board since 1996. The Company thanks Mr. Folliard for his many years of service to the Company.

Our Board of Directors proposes that the nominees described below be elected as directors for a new term ending at the 2024 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law. All of the nominees are currently serving as directors and are standing for re-election, except for Ronald Robinson who was nominated to stand for election as a director after being identified by a third party search firm.

The Board of Directors has determined that a majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our Board of Directors as of the date of this proxy statement include Ms. Francesca M. Edwardson, Mr. Thomas G. Folliard, Mr. David C. Finch, Mr. Brett L. Paschke, Ms. Susan J. Riley, and Mr. Scott K. Williams. The Board of Directors has also determined that Mr. Ronald Robinson is independent as defined for companies trading on NASDAQ.

In accordance with our amended and restated articles of incorporation and amended and restated bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the eight persons receiving the highest number of affirmative FOR votes at the meeting will be elected. Votes that are withheld and broker non-votes will have no impact on the election. In the event that a vacancy remains, the Board of Directors may fill such vacancy at a later date or reduce the size of the Board, subject to the procedures specified in the amended and restated articles of incorporation or amended and restated bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each director should serve as a director of Duluth Trading.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the nominees set forth below to serve as directors until the 2024 annual meeting and your proxy will be so voted unless you specify otherwise.

NOMINEES FOR DIRECTOR

Name and Age of Director	Principal Occupation and Directorships
Stephen L. Schlecht Age: 75	Mr. Schlecht is the founder of our Company and has served as Chairman of the Board and Senior Advisor since May 2021. Mr. Schlecht has served on our Board of Directors since our founding in 1986. Mr. Schlecht previously served as Executive Chairman from February 2015 to May 2021, and as Chief Executive Officer from August 2019 to May 2021. Prior to that, Mr. Schlecht served as Chairman of the Board of Directors and Chief Executive Officer from February 2003 to February 2015 and as President from February 2003 to February 2012. He also served as President and Chief Executive Officer of GEMPLER’S, Inc., which he founded in 1986, until February 2003. Mr. Schlecht holds a B.S.B.A. degree and an M.B.A. from Northwestern University. We selected Mr. Schlecht to serve on our Board of Directors because he is the founder of our Company, has over 51 years of experience in the direct marketing and retail industries and has extensive leadership experience and strategic vision. Mr. Schlecht is the father of Richard W. Schlecht, our Senior Vice President of Product Development, Visual Merchandise and Creative.

Samuel M. Sato Age: 59

Mr. Sato was appointed to our Board of Directors in May 2021, and since that time has served as President and Chief Executive Officer. He previously served as the Chief Executive Officer of The Finish Line, Inc., from February 2016 to February 2019, and also served on the Board of Directors of The Finish Line, Inc. from October 2014 to February 2019. Mr. Sato previously served as President of The Finish Line, Inc. from October 2014 to February 2016, President, Finish Line Brand, from October 2012 to October 2014, and President and Chief Merchandising Officer from October 2010 to September 2012, as well as The Finish Line, Inc.’s Executive Vice President, Chief Merchandising Officer from to March 2007 to October 2010. Mr. Sato began his career in 1985 at Nordstrom Inc., where he held various leadership roles within merchandising. Mr. Sato has been involved in the retail industry for over 30 years. We selected Mr. Sato to serve on our Board of Directors because of his extensive experience in the retail industry and his significant executive management experience.

Name and Age of Director	Principal Occupation and Directorships
Francesca M. Edwardson Age: 65	Ms. Edwardson was appointed to our Board of Directors in September 2015 and had served on our advisory board since July 2015. She was the Chief Executive Officer of the American Red Cross of Chicago and Northern Illinois, a business unit of the American Red Cross, from 2005 to January 2016. She previously served as Senior Vice President and General Counsel for UAL Corporation, a predecessor company to United Airlines Holdings, Inc. She has also been a partner in the law firm of Mayer Brown and the Executive Director of the Illinois Securities Department. Ms. Edwardson has served on the board of directors of J.B. Hunt Transport Services, Inc. since 2011, where she serves on the Nominating and Corporate Governance and Audit Committees. She has also served on the Boards of Trustees for Rush University Medical Center since 2012 and the Lincoln Park Zoo since 2000 and is currently Chair-elect of the Lincoln Park Zoo. Ms. Edwardson holds a B.A. degree in economics and a juris doctor from Loyola University. We selected Ms. Edwardson to serve on our Board of Directors given her extensive experience as an attorney and membership on a public company board, which provides her with the ability to share valuable insights into public company reporting, corporate finance, transactional knowledge and operations.

David C. Finch Age: 57	Mr. Finch was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2007. Mr. Finch has been the Executive Chairman of Daniele International, LLC, one of the largest manufacturers of Italian cured meats and charcuterie, since April 2022, and he previously served as Chief Executive Officer from September 2019 to April 2022. Mr. Finch has been the President of Finch Grocery Company, LLC, a private firm for capital investments, board memberships and related business activities in the food and consumer products industries, since 2006. Mr. Finch has previously served as the Chief Executive Officer of Rupari Food Services, LLC, a meat products manufacturer, from August 2013 to August 2014 and as Chief Executive Officer of Ryt-Way Industries, LLC, a dry food contract packager in North America, from August 2008 to May 2013. Mr. Finch has served on the Board of Directors of JonnyPops, LLC, a frozen popsicle business, since March 2015 and served as Vice President of American Polocrosse Association from January 2016 to December 2017. He previously served on the Board of Directors of: Salo LLC, a staffing and consulting services company, from February 2018 to October 2019; J&B Group, a food manufacturing and distribution company, from 2008 to 2010; Quality Ingredients Corporation, a spray drying company, from 2002 to 2013; and Foundation for Strategic Sourcing, a non-profit organization that established a forum for consumer packaged goods marketers, external manufacturers and secondary packagers. Mr. Finch holds a B.S. degree in economics from Northwestern University and an M.B.A. from the Kellogg School of Northwestern University. We selected Mr. Finch to serve on our Board of Directors given his significant business and board experience.

Name and Age of Director	Principal Occupation and Directorships
Brett L. Paschke Age: 54	Mr. Paschke has been a director since May 2021. Mr. Paschke is a Senior Director and Vice Chair of Investment Banking at William Blair & Company, L.L.C., an investment banking and money management firm. Mr. Paschke was a Partner of the firm for over twenty years. Mr. Paschke led the Equity Capital Markets Group at William Blair from 2009 to 2020, and under his leadership, William Blair served as an underwriter on almost 800 equity offerings raising a cumulative $200 billion, including approximately 20 percent of all US-listed IPOs. He was a member of William Blair’s firm-wide leadership group from 2013 to 2019 and led the Business and Financial Services Investment Banking Group at William Blair from 2004 to 2009. Mr. Paschke is also a board member of PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, since 2020 and serves on its the Audit and Compliance Committees. Mr. Paschke holds an A.B. from Princeton and an M.B.A. from Harvard Business School. We selected Mr. Paschke to serve on our Board of Directors due to his extensive investment banking experience working with high-growth companies across various sectors and industries and his valuable insight on management and corporate finance.

Susan J. Riley Age: 64	Ms. Riley has been a director since June 2022. Ms. Riley most recently served as the interim President and Chief Executive Officer of PJM Interconnection, the largest electricity grid operator in the U.S, from 2019 to 2020. Prior to that, she was the Chief Financial Officer of Eastern Outfitters, LLC (formerly known as Vestis Retail Group, LLC) from 2015 to 2016, and the Executive Vice President – Finance and Administration from 2007 to 2011 and Senior Vice President and Chief Financial Officer from 2006 to 2007 of The Children’s Place. Prior to working at The Children’s Place, she was the Executive Vice President and Chief Financial Officer of Klinger Advanced Aesthetics, the Senior Vice President and Chief Financial Officer of Abercrombie & Fitch, among many other financial leadership positions at various other companies. Ms. Riley has served on the board of directors of Retail Trade Winds, the parent company of New York and Company from 2019 to 2020, where she was the chairman of the Business Transformation Committee and a member of the Audit Committee; PJM Interconnection from 2005 to 2020, where she held various leadership positions on the board of directors; Essendant Inc., a publicly traded distributor of office and industrial supplies, from 2012 to 2019, where she was the Chairman of the Audit Committee and a member of the Executive Committee; comStore Inc., a publicly traded cross platform measurement company that measures audiences, brands, and consumer behavior worldwide, from 2017 to 2018, where she was elected chairman of the board of directors; and StrongArm Technologies, a company that manufactures and sells safety equipment, from 2011 to 2017. From 2008 to 2019, she was also a member of the Board of Trustee of The Rochester Institute of Technology. Ms. Riley earned a B.S. in Business Administration & Accounting at The Rochester Institute of Technology and a Master of Business Administration at Pace University. We selected Ms. Riley to serve on our Board of Directors given her extensive finance and business experience.

Name and Age of Director	Principal Occupation and Directorships
Ronald Robinson Age: 57	The Board of Directors nominated Ronald Robinson to stand for election as a director of Duluth Trading at the 2023 annual meeting. Mr. Robinson has served as Chief Supply Chain Officer of Designer Brands, Inc., one of North America’s largest designers, producers, and retailers of footwear and accessories, since June 2021. Prior to that, he was the owner of R Squared Consulting, LLC from February 2020 to June 2021, a consultant for apparel, footwear and accessories businesses, and from February 2016 to February 2020, he was the Chief Sourcing Officer of J. Crew Group. Prior to that, he served in a variety of positions at Ascena retail group (formerly Tween Brands, Inc. (TWB)), including as President of Ascena Global Sourcing from February 2013 to February 2016, Executive Vice President Supply Chain from April 2008 to January 2013, Senior Vice President Production Services from February 2006 to March 2008 and Vice President Sourcing & Tech Design of TWB from November 2001 to January 2006. Mr. Robinson holds a B.Sc. in Applied Chemistry (Colour Science and Technology) from Heriot-Watt University, Scottish College of Textiles and has a M.B.A. from Massachusetts Institute of Technology. The Board of Directors has nominated Mr. Robinson to serve on our Board of Directors given his extensive retail, sourcing, supply chain and manufacturing experience.

Scott K. Williams Age: 59

Mr. Williams was appointed to our Board of Directors in June 2018. Mr. Williams has served as Chief Executive Officer and a director of Batteries Plus Bulbs since January 2019. Mr. Williams previously served as President of Cabela’s, Inc. from February 2016 until the time it was acquired by Bass Pro Shops in October 2017. Prior to that he held the positions of Chief Commercial Officer from August 2015 to February 2016 and Chief Marketing and E-Commerce Officer at Cabela’s from October 2011 to August 2015. Previously, he was President of Fanatics, Inc., a pure-play growth company in licensed apparel. He had also served as Corporate Vice President for Wal-Mart Stores, Inc. with responsibility as General Manager of the Samsclub.com business unit, as well as overseeing digital marketing and call center operations. Prior to working at Wal-Mart, he was Senior Vice President of the Marketing and Direct Business segment of OfficeMax, Inc. Mr. Williams has served on the board of directors of Bob’s Discount Furniture since July 2018. He has also served as a non-executive director for Mood Media Corporation, an in-store media solutions provider, formerly traded on the Toronto Stock Exchange, from March 2016 to April 2017. Mr. Williams holds a B.S. in Business Administration at the University of Kansas and earned a Masters of Management degree from the Kellogg Graduate School of Management of Northwestern University. We selected Mr. Williams to serve on our Board of Directors given his considerable experience across both online and in-store retailing and his valuable insight on omnichannel strategies, brand marketing and operational excellence that he has gained while working at leading retailers like Cabela’s, Wal-Mart and OfficeMax.

Board of Directors

Each incumbent director standing for election at the 2023 Annual Meeting of Shareholders attended at least 75% of the Board meetings and meetings of committees on which such director served that were held in fiscal 2022 while such director served on the Board or the committees. The Board held five meetings during fiscal 2022. While the Company does not have a policy regarding Board members’ attendance at the annual meeting of shareholders, each director is encouraged to attend our annual meeting of shareholders. All of the then current directors attended our 2022 annual meeting. As part of its corporate governance guidelines, the Board has established a general retirement age of 77, where no individual will be nominated for election to the Board after his or her 77th birthday. The Board may, as its discretion, waive the age limitation in special circumstances.

Any interested party who wishes to communicate directly with an independent director or with the non-management directors as a group may do so by writing to the Secretary of the Company at 201 East Front Street, Mount Horeb, Wisconsin 53572 or by calling (608) 424-1544. The Secretary will forward a summary of all communications to that independent director or the non-management directors as a group.

Controlled Company

Because Mr. Schlecht controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NASDAQ. Therefore, we are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. While our Board of Directors has determined to have both a compensation committee and nominating and governance committee, Mr. Schlecht serves as a member of both committees.

Board Composition

Our amended and restated bylaws provide that the size of our Board of Directors will be determined from time to time by a majority of the then authorized number of directors, but in no case may be less than one director. The Board of Directors currently consists of eight directors, six of whom qualify as independent directors under the rules and regulations of the SEC and the NASDAQ Listing Rules. Diversity information regarding the Board of Directors and independence information relating to the committees of the Board of Directors is provided below.

Board Diversity Matrix (as of April 7, 2023)
Total Number of Directors. . . . 8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Independence of our Board of Directors and Board Committees

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted to have a majority of the members of our Board of Directors be independent.

Accordingly, our Board of Directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC and the transactions referenced under “Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors who currently serve, other than Mr. Schlecht and Mr. Sato, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Schlecht and Mr. Sato are not considered independent because Mr. Schlecht was previously employed as Chief Executive Officer and Executive Chairman of the Company, and is currently employed in the capacity of Senior Advisor, and Mr. Sato is currently employed as President and Chief Executive Officer of the Company. Our Board of Directors also determined that each non-employee director who serves as a member of the Audit, Compensation, and Nominating and Governance Committees satisfies the independence standards for such committee established by the SEC and the NASDAQ Listing Rules, as applicable.

Board Leadership Structure

The Board has not adopted a formal policy regarding the separation of the roles of chairman of the board and chief executive officer because the Board believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our Board. As of the date of this proxy statement, the positions of the chairman of the board and the chief executive officer are separated and the individuals serving in those positions remain actively involved, on a full-time basis, in our business. We believe this is appropriate because the Board includes a number of seasoned independent directors. In concluding that having Mr. Schlecht serve as Chairman and Mr. Sato serve as Chief Executive Officer represents the appropriate structure for us at this time, our Board considered the benefits of having the Chairman serve as a bridge between management and our Board, ensuring that both groups act with a common purpose. Our Board also considered Mr. Schlecht’s knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between our Board and our senior management and to provide leadership to the Board in coordinating our strategic objectives.

Our Board also recognizes that depending on the circumstances, other leadership models, such as combining the roles of chairman of the board and chief executive officer as we have in the past, may again be appropriate. Accordingly, our Board may periodically review its leadership structure.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Governance Committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. Members of the Board serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee is comprised of Mr. Folliard, Mr. Paschke and Ms. Riley. Mr. Folliard, Mr. Paschke and Ms. Riley satisfy the heightened audit committee independence requirements under the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act.

Mr. Folliard serves as chair of our Audit Committee and has been designated as our “audit committee financial expert,” as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of NASDAQ. Upon Mr. Folliard’s retirement, Ms. Riley will serve as the chair of the Audit Committee and will be designated as our “audit committee financial expert”. Additionally, Mr. Finch will join the Audit Committee. The Audit Committee operates under a written charter. Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes;

•	selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving the scope of the annual audit and audit fees;

•	monitoring the rotation of the partners of our independent auditors on our engagement team as required by law;

•	discussing with management and independent auditors the results of the annual audit and review of quarterly financial statements;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	approving the retention of our independent auditors to perform any proposed permissible non-audit services;

•	overseeing the internal audit function;

•	reviewing cybersecurity and other information technology risks, controls and procedures, including mitigation strategies and planned responses to data breaches;

•	preparing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

The Audit Committee held six meetings during fiscal 2022.

Compensation Committee

The members of the Compensation Committee are Ms. Edwardson, Mr. Schlecht, and Mr. Williams. Ms. Edwardson serves as chair of the Compensation Committee. Ms. Edwardson and Mr. Williams are non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and are independent directors as defined by the NASDAQ Listing Rules.

Under its charter, our Compensation Committee is responsible for, among other things:

•

determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•

reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers and evaluating their performance in light of those goals and objectives;

•

monitoring the application of retirement and other fringe benefit plans for the Chief Executive Officer and other executive officers, periodically reviewing succession plans for the Chief Executive Officer and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of restricted stock and other awards under our 2015 Equity Incentive Plan and any other equity incentive plans;

•	reviewing succession plans for our key executive officers;

•	establishing, administering and certifying attainment of performance goals as the committee deems appropriate;

•	reviewing and assessing guidelines regarding Vice President-level employee and above and outside director stock ownership, and such employees’ and directors’ compliance with such guidelines;

•	reviewing the compensation of the Board of Directors and its committees, and recommending revisions to the Board of Directors;

•	administering the Company’s Employee Stock Purchase Plan;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Compensation Committee, including compliance with its charter.

The Compensation Committee may delegate authority with respect to any of its functions to officers of the Company, committees comprised of such persons, or a subcommittee of the Committee, including a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act.

The Compensation Committee held four meetings during fiscal 2022.

For fiscal 2022, the Compensation Committee approved “executive officer”-related compensation and the Board ratified the compensation related to Mr. Sato, as President and Chief Executive Officer. The Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to provide advice from time to time on executive officer and non-employee director compensation and matters related to the Company’s compensation practices. The Compensation Committee has evaluated the independence of Meridian pursuant to SEC and NASDAQ rules and no relationships were identified that would impact Meridian’s independence or present a conflict of interest.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Finch, Schlecht, and Williams and Ms. Edwardson. Mr. Finch serves as the chair of the Nominating and Governance Committee. Messrs. Finch and Williams and Ms. Edwardson are independent directors as defined by the NASDAQ Listing Rules. Under its charter, our Nominating and Governance Committee is responsible for, among other things:

•	providing recommendations to the Board of Directors to enhance the Board’s effectiveness;

•	developing and recommending to the Board of Directors corporate governance policies, reevaluating such policies and recommending to the Board any revisions;

•

overseeing the Company’s initiatives relating to environmental and social matters as they pertain to the Company’s business and long-term strategy, including diversity and inclusion and other initiatives related to the Company’s operations and engagement with associates, customers, suppliers, and communities;

•	assessing the Board of Director’s needs and identifying suitable candidates for consideration as nominees to the Board;

•	reviewing the qualifications of all candidates proposed for Board membership, including candidates nominated by shareholders in accordance with our bylaws;

•	recommending annually to the Board of Directors the nominees to stand for election at the annual meeting and recommending nominees to fill vacancies on the Board as necessary and appropriate;

•	developing and reviewing succession plans for the directors;

•	coordinating the annual self-evaluation of the performance of the Board of Directors and each of its committees;

•	recommending the creation of committees of the Board of Directors and recommending directors to be selected for membership on committees of the Board;

•	evaluating and recommending to the Board of Directors appropriate levels and terms of the Company’s insurance for officers and directors;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Nominating and Governance Committee, including compliance with its charter.

When reviewing the qualification of proposed Board nominees, including candidates nominated by shareholders in accordance with our bylaws, the Nominating and Governance Committee considers whether each candidate would qualify as independent under the applicable NASDAQ Listing Rules, and where appropriate, his or her financial expertise, and any other qualifications the Nominating and Governance Committee deems relevant.

The Nominating and Governance Committee held four meetings during fiscal 2022.

Board Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors intends to satisfy this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Mr. Schlecht served as a member of the compensation committee during fiscal 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since February 1, 2021, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, or 5% shareholder of any class of our common stock, had or will have a direct or indirect material interest, other than compensation, which are described below under “Executive Compensation” and “Director Compensation”.

Leasing Arrangements

Effective April 3, 2019, we entered into a lease with Schlecht Retail Ventures LLC for our photo studio located at 119 S. 2nd Street, Mt. Horeb, Wisconsin. The lease provides for a base monthly rent of $4,083, with a 2% increase each year. The initial term of the lease is for five years and began on June 1, 2019. We have the option to extend the term for up to two additional periods of five years.

We leased a 7,710 square foot building and the surrounding land for our flagship store located at 100 West Main Street, Mt. Horeb, Wisconsin (the “Flagship Lease”), from Schlecht Retail Ventures LLC, the sole members of which are Mr. and Mrs. Schlecht. The Flagship Lease began February 14, 2010 and was scheduled to expire on February 28, 2025. Effective January 17, 2017, we terminated our Flagship Lease and entered into a new lease for the same 7,710 square foot building, along with the surrounding land located at 100 West Main Street, Mt. Horeb, Wisconsin and an additional 5,416 square foot building in order to expand our square footage of our flagship store at 102 West Main Street, Mt. Horeb, Wisconsin (the “Current Flagship Lease”). The Current Flagship Lease began on February 1, 2017 and expires on January 31, 2027, with multiple options to renew thereafter. The Current Flagship Lease provides for initial monthly rent payments of $12,000 in years one through three, rent payments of $12,600 in years four through seven, and monthly rent payments of $13,104 in years eight through ten.

The aggregate amount of all periodic payments due under the leases described above after our fiscal year ended January 29, 2023 are as follows:

	Total	Less Than 1 Year	1-2 Years	3-5 Years	More than 5 Years
Retail and Office space, 100 and 102 West Main Street, Mt. Horeb, WI	$622,950	$151,200	$314,500	$157,250	—
119 S. 2nd Street, Mt. Horeb, WI	$70,372	$52,693	$17,680	—	—

Total	$693,322	$203,893	$332,180	$157,250	—

Other Transactions

We entered into an employment agreement with Mr. Schlecht on August 5, 2015 (the “Employment Agreement”) and amended and restated it on May 27, 2021 (the “Amended and Restated Employment Agreement”). Mr. Schlecht served as Executive Chairman and Chief Executive Officer until May 2021 and currently serves as Chairman and Senior Advisor under the Amended and Restated Employment Agreement. Under the Employment Agreement and the Amended and Restated Employment Agreement, we agreed to pay a base salary with an annual opportunity to increase. Mr. Schlecht is also eligible for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. In fiscal 2021, Mr. Schlecht received compensation of approximately $630,000. In fiscal 2022, he received compensation of approximately $275,000. Mr. Schlecht will serve on our Board of Directors for the duration of his time as Senior Advisor. His employment with the Company will end on the date of the annual meeting of the shareholders of the Company in 2025, unless otherwise terminated earlier.

Richard W. Schlecht, the son of Stephen L. Schlecht, receives compensation in his capacity as Senior Vice President of Product Development, Visual Merchandise and Creative. He received compensation of $648,138 in fiscal 2021. For fiscal 2022, he received compensation of $502,458.

Since February 1, 2021, there have been no other transactions (other than otherwise noted herein) and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related party transaction policy regarding transactions with related persons. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our Chief Financial Officer any “related party transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Financial Officer will then promptly communicate that information to our Audit Committee. No related party transaction will be executed without the approval or ratification of our Audit Committee or our Board of Directors. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The policy also contains standing authorizations for certain transactions previously disclosed in the Company’s filings with the SEC.

PROPOSAL TWO: ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (“Section 14A”), our shareholders are entitled to vote to approve, by an advisory vote, the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, we are asking shareholders to approve the following nonbinding resolution regarding the compensation of our named executive officers as disclosed in this proxy statement:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

This vote is often referred to as a “say-on-pay” vote. As an advisory vote, the “say-on-pay” vote is not binding on the Company, the Board of Directors, or the Board’s Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation policies and practices in response to these results.

For example, the Company held a say-on-pay vote at its 2022 annual meeting of shareholders to approve the compensation of its named executive officers. This shareholder resolution was approved by approximately 97% of the votes cast. The Board and the Compensation Committee have considered the results of this vote in making determinations regarding the executive compensation policies and practices described in the proxy statement.

Approval of the company’s executive compensation policies and procedures requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as described in this proxy statement.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Samuel M. Sato, our President and Chief Executive Officer

•	David Loretta, our Senior Vice President and Chief Financial Officer

•	David S. Homolka, our Senior Vice President of Talent, DE&I, and Retail Operations

In the discussion below, we refer to this group of executives as the “named executive officers” or “NEOs,” which includes the “executive officers” for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in fiscal 2021 and fiscal 2022. As a smaller reporting company, we are not required to provide a “Compensation Discussion and Analysis” under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last two completed fiscal years:

Name and Principal Positions	Years	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)		Total ($)
Samuel M. Sato	2022	832,000	—	2,064,013	—		2,896,013
President and Chief Executive Officer	2021	800,000	822,000	1,700,013	89,898	(3)	3,411,911

David Loretta	2022	432,736	—	211,836	—		644,572
SVP and Chief Financial Officer	2021	399,819	199,910	180,008	—		779,737

David S. Homolka	2022	355,439	—	173,997	—		529,436
Senior Vice President of Talent, DE&I, and Retail Operations	2021	348,929	174,465	165,006	—		688,400

(1)

The amounts in this column represent the aggregate grant date fair values of restricted stock awards granted in fiscal 2022 and fiscal 2021, computed in accordance with FASB ASC Topic 718 for the applicable fiscal year. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal years ended January 29, 2023 and January 30, 2022. Pursuant to the applicable rules of the SEC, amounts shown exclude the impact of the estimated forfeitures related to service-based vesting conditions.

(2)

The NEOs participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation. The NEOs also participate in an executive medical reimbursement plan with a total value of less than $10,000 per NEO and is therefore not disclosed in the Summary Compensation Table.

(3)	Amounts reflect reimbursed moving expenses.

Samuel M. Sato Employment Agreement

We entered into an employment agreement with Mr. Sato on May 3, 2021 (the “Effective Date”), pursuant to which he serves as President and Chief Executive Officer. Under the employment agreement, we agreed to pay a base salary with an annual opportunity to increase. Mr. Sato is also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time. Mr. Sato will serve on our Board of Directors for the duration of his time as President and Chief Executive Officer.

Mr. Sato and/or his family are entitled to participate in all applicable qualified and nonqualified retirement plans, and all applicable welfare benefit plans to the same extent as our other senior executives. Mr. Sato is also entitled to 200 hours of “paid time off” (i.e., sick days, personal days and vacation days) per calendar year (pro-rated for partial years). Mr. Sato will also be reimbursed for reasonable out-of-pocket expenses incurred in the course of performing his duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time. The Company was obligated to reimburse Mr. Sato up to $225,000 to relocate to Madison, Wisconsin in accordance with the Company’s Senior Executive Relocation Policy.

Mr. Sato’s employment will be terminated under the following circumstances: (i) immediately upon his death or determination of “disability;” (ii) immediately for “cause” subject to the Company giving him written notice stating the basis of such termination; (iii) upon his voluntary termination other than with “good reason,” with 90 days prior notice, or at such other earlier time as may be mutually agreed by the Company and him; (iv) immediately by the Company without “cause” upon the Company providing notice to him; and (v) his termination for “good reason” at which time his employment and all the Company’s obligations under the agreement will terminate except as specifically provided.

If Mr. Sato is terminated due to death or “disability,” he will have the right to receive: (a) any unpaid base salary with respect to the period prior to the effective date of termination, (b) payment of any accrued but unused paid time off, (c) all vested benefits to which he is entitled under applicable benefit plans, (d) reimbursement of expenses in accordance with the Company’s reimbursement policies (clauses (a)-(d) collectively, the “Accrued Obligations”), and (e) provided that he, or a representative of his estate, executes and delivers to us an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum. If Mr. Sato is terminated for “cause” or voluntarily terminates his employment other than with “good reason,” he will have no further rights against us, except for the right to receive the Accrued Obligations. If his employment is terminated without “cause” or he resigns with “good reason” and such termination does not occur within the period that begins 30 days prior to a “change in control” and ends two years following a “change in control”, then Mr. Sato will have no further rights against the company except to receive the Accrued Obligations and “severance payments,” but only for so long as he complies with certain confidentiality, non-competition and non-solicitation restrictions for a specified period of time after employment. “Severance payments” means twelve months of base salary continuation for Mr. Sato and a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year. To the extent it does not result in a tax or penalty on the Company, “severance payments” also means reimbursement for the portion of the premiums paid by Mr. Sato to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees (including family coverage, if applicable) for twelve months, following the termination of his employment. Additionally, Mr. Sato’s annual incentive bonus and the treatment of his equity awards will be governed by the terms of the applicable plans or grant agreements. If Mr. Sato is terminated “without cause” or for “good reason” during a “change in control period”, then Mr. Sato will have no further rights against the Company except to receive the Accrued Obligations and “change in control severance payments”, which includes (A) a lump-sum payment of two and one-half times the sum of (x) twelve (12) months of base salary and (y) annual target bonus for the fiscal year in which termination occurs, and (B) COBRA continuation payments for eighteen (18) months following the date employment terminates.

Under the employment agreement, we may compute whether there would be any “excess parachute payments” payable to Mr. Sato within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable to him under his employment agreement or any other plan, agreement or otherwise. If there would be any excess parachute payments, we, based on the advice of our legal or tax counsel, will compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to Mr. Sato would not exceed three times the “base amount” as defined in Section 280G of the Code, less one dollar; or (ii) the full amount of such parachute payments were not reduced. If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Mr. Sato such reduced amount will be paid to him and the remainder will be forfeited. If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to him, then such parachute payments will not be reduced.

The employment agreement includes certain confidentiality, non-competition and non-solicitation restrictions during the term of employment and for a specified period of time thereafter.

Offer Letters

Mr. Loretta and Mr. Homolka are not party to an employment agreement with us but received compensation in accordance with their offer letters with the Company, which describe the elements of their compensation, including base salary, short- and long-term incentive opportunities and eligibility to participate in the Company’s healthcare and other benefit plans. Each element of compensation for these NEOs is subject to review and approval by the Compensation Committee.

Bonus Payouts and Annual Incentive Plan

We adopted the Annual Incentive Plan of Duluth Holdings Inc., which became effective February 1, 2016 and was approved by our shareholders in advance of our IPO.

Fiscal 2021 Bonus

For fiscal 2021, and under our Annual Incentive Plan, the target award for Mr. Sato was 100% of his base salary, and the target awards for Mr. Homolka and Mr. Loretta were 50% of their base salaries. The performance metric for fiscal 2021 was Adjusted EBITDA, as further adjusted for unplanned expedited freight expenses. This metric for fiscal 2021 resulted in an annual incentive payout of 137% of target.

Fiscal 2022 Bonus

For fiscal 2022, and under our Annual Incentive Plan, the target award for Mr. Sato was 100% of his base salary, and the target awards for Messrs. Homolka and Loretta were 65% of their base salaries. The performance metric for fiscal 2022 was Adjusted EBITDA. The Adjusted EBIDITA threshold outcome for fiscal 2022 was not achieved. Accordingly, we did not pay an annual incentive payout to our NEOs in fiscal 2022.

Annual Incentive Plan

We adopted the Annual Incentive Plan of Duluth Holdings Inc., which became effective February 1, 2016 and was approved by our shareholders in advance of our IPO. The Compensation Committee approved amendments to the Annual Incentive Plan on February 21, 2018 in order to reflect the Tax and Jobs Act of 2017’s repeal of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended. The following is a description of the material features and provisions of our Annual Incentive Plan.

Objectives. Our Annual Incentive Plan permits us to establish a correlation between compensation and the financial performance of our Company by providing annual cash compensation to participants based on the achievement of specified performance goals.

Administration and Eligibility. The Annual Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of the Annual Incentive Plan. Participation in the Annual Incentive Plan is limited to our executive officers.

Awards. The Annual Incentive Plan provides for the grant of incentive awards, which entitle the participant to receive a cash award upon the attainment of specified performance goals for a given fiscal year. The Compensation Committee may specify one or more performance goals applicable to a participant for a given fiscal year. The Compensation Committee will establish a threshold, target, and maximum level of achievement for the specified performance goal(s) applicable to a participant’s incentive award that will yield a corresponding threshold, target, or maximum award opportunity payable in cash. Unless otherwise determined by the Compensation Committee at the time the award opportunities are established, achievement of a performance goal between the various levels of achievement for the specified performance goal(s) will result in a payout that is linearly interpolated between the threshold and target opportunities and between the target and maximum opportunities.

The performance goals will be any one or more of the following performance criteria (the “Performance Goals”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: net income; revenue; earnings per share; return on investment; return on invested capital; return on equity; return on assets or net assets; shareholder returns (either including or excluding dividends) over a specified period of time; financial return ratios; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); amount of expense; economic profit; gross profit; gross profit margin percentage; operating profit; operating profit margin percentage; amount of indebtedness; debt ratios; earnings before bonus, interest, taxes, depreciation, amortization or stock based compensation (or any combination thereof); share value; return on capital employed; return on average capital employed; strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing; customer satisfaction; productivity ratios; new product invention or innovation; attainment of research and development milestones; or such other subjective or objective performance measures, including individual goals deemed appropriate by the Committee.

The Compensation Committee may specify any reasonable definition of the above criteria at the time it sets the goals for an award.

Even if the Performance Goals applicable to a participant have been met, (i) no Incentive Award to such participant with respect to a performance year shall exceed $5,000,000, and (ii) the Compensation Committee expressly reserves, in its discretion, the right to adjust any Incentive Award otherwise determined under the Plan to reflect any extraordinary items or such other factors as it may deem relevant if it determines it is in the best interests of the Company to do so.

Participants. Except as otherwise set forth in a written agreement between us and a participant or as determined by the Compensation Committee, a participant shall receive no incentive award for a year if the participant’s employment with the company terminates prior to the last day of the fiscal year for which an award is applicable for any reason. A participant shall not forfeit an incentive award if the participant’s employment terminates after the end of the applicable fiscal year, but prior to the distribution of the incentive award for such year.

Outstanding Equity Awards at Fiscal Year End 2022 Table

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of January 29, 2023:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Samuel M. Sato	105,788	(2)	707,722
	31,008	(3)	207,444
	128,993	(4)	862,963
David Loretta	4,024	(5)	26,921
	8,814	(6)	58,966
	8,738	(7)	58,457
	17,124	(8)	114,560
David S. Homolka	2,119	(5)	14,176
	9,401	(6)	62,893
	8,010	(7)	53,587
	14,066	(8)	94,102

(1)	Value based on the closing price of $6.69 on January 27, 2023.
(2)	Restricted stock scheduled to vest on May 3, 2024.
(3)	Restricted stock scheduled to vest on March 14, 2025.
(4)

Restricted stock scheduled to vest in four equal installments. The first installment vested on March 14, 2023, and the remaining installments are scheduled to vest on March 14, 2024, March 14, 2025, and March 14, 2026.

(5)

Restricted stock scheduled to vest in four equal installments. The first installment vested on April 8, 2020, the second installment vested on April 8, 2021, the third installment vested on April 8, 2022 and the remaining installment is scheduled to vest on April 8, 2023.

(6)

Restricted stock scheduled to vest in four equal installments. The first installment vested on February 3, 2021, the second installment vested on February 3, 2022, the third installment vested on February 3, 2023 and the remaining investment is scheduled to vest on February 3, 2024.

(7)

Restricted stock scheduled to vest in four equal installments. The first installment vested on March 22, 2022, the second installment vested on March 22, 2023 and the remaining installments are scheduled to vest on March 22, 2024 and March 22, 2025.

(8)

Restricted stock scheduled to vest in four equal installments. The first installment vested on April 4, 2023, and the remaining installments are scheduled to vest on April 4, 2024, April 4, 2025, and April 4, 2026.

2015 Equity Incentive Plan

We adopted the 2015 Equity Incentive Plan of Duluth Holdings Inc., which was effective following approval by our Board of Directors and shareholders upon consummation of our IPO. The following is a description of the material features and provisions of our 2015 Equity Incentive Plan.

Objectives. Our 2015 Equity Incentive Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, deferred stock awards and performance share awards, using or based on our Class B common stock.

Administration and Eligibility. The 2015 Equity Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Equity Incentive Plan. The Compensation Committee can delegate authority under the 2015 Equity Incentive Plan.

Authorized Shares. As of January 29, 2023, there were 3,236,232 shares of Class B common stock authorized for issuance under the 2015 Equity Incentive Plan and may be treasury stock or authorized but unissued stock. No individual participant will be eligible to receive grants of options for more than an aggregate of 807,315 shares of Class B common stock during any fiscal year; the aggregate number of shares of restricted stock that are subject to vesting based on Performance Goals (as that term is defined under the heading “Annual Incentive Plan”) plus the number of restricted stock units that are subject to vesting based on Performance Goals granted to any one participant during the fiscal year shall be limited to 807,315; and the maximum amount of performance share units granted to any one employee of the Company during any fiscal year will be limited to 807,315. For purposes of this limitation, the maximum number of performance share units granted will be determined based on a maximum number of shares of Class B common stock issuable under an award of performance share units, rather than the target number of shares of Class B common stock issuable thereunder.

Performance Goals. The 2015 Equity Incentive Plan allows awards to be granted based on the achievement of performance goals. The performance goals will be any one or more of the following performance criteria (the “Performance Goals”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: net income; revenue; earnings per share; return on investment; return on invested capital; return on equity; return on assets or net assets; shareholder returns (either including or excluding dividends) over a specified period of time; financial return ratios; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); amount of expense; economic profit; gross profit; gross profit margin percentage; operating profit; operating profit margin percentage; amount of indebtedness; debt ratios; earnings before bonus, interest, taxes, depreciation, amortization or stock based compensation (or any combination thereof); share value; return on capital employed; return on average capital employed; strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing; customer satisfaction; productivity ratios; new product invention or innovation; attainment of research and development milestones; or such other subjective or objective performance measures, including individual goals deemed appropriate by the Committee. To the extent an award is subject to the achievement of a Performance Goal, the Compensation Committee shall identify the specific Performance Goal applicable to such award and it shall follow any procedures to certify that the Performance Goal(s) applicable to such award are met before the award is earned.

Awards. The 2015 Equity Incentive Plan allows awards of options, shares, restricted stock, restricted stock units, deferred stock and performance share units.

Stock options awarded under the 2015 Equity Incentive Plan may not have an exercise price that is less than the fair market value of the Class B common stock on the date of the option grant. The term of each option granted under the 2015 Equity Incentive Plan will not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2015 Equity Incentive Plan, the period of time, if any, after a participant’s death, disability or termination of employment during which options may be exercised.

Restricted stock awards are shares of our Class B common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever vesting conditions it determines to be appropriate. Restricted stock that does not vest is subject to forfeiture. Restricted stock unit awards are units entitling the recipient to receive shares of stock upon the lapse of vesting conditions, and subject to such restrictions and other conditions, as the Compensation Committee shall determine.

Deferred stock is a right entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Performance share units entitle the recipient to receive shares of stock upon the attainment of specified performance goals, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Persons holding unexercised options, restricted stock units, deferred stock or performance share units have no rights as shareholders with respect to such options, restricted stock units, deferred stock or performance share units. Except as otherwise provided by the Compensation Committee, no dividends, distributions or dividend equivalents will be made with respect to options, restricted stock units, deferred stock or performance share units.

The Compensation Committee determines the number of shares subject to awards granted to a participant under the 2015 Equity Incentive Plan.

Participants. If the employment of a participant terminates, or service to us by any non-employee participant terminates, other than due to the participants’ death or disability or certain terminations following a change of control, all unvested awards held by such participant (except as otherwise provided in the related award agreement) will immediately terminate. Vested option awards, to the extent unexercised, will terminate 90 days after a participant’s termination of employment or service and will be exercisable during the 90-day period, unless the award agreement provides otherwise.

If the employment of a participant terminates, or service to us by any non-employee participant terminates, due to death or following a participant’s disability, all unvested awards then held by the participant (except as otherwise provided in the related award agreement) will become vested, and all option awards to the extent vested but unexercised will terminate one year after such termination of employment or service and will be exercisable during the one-year period, unless the award agreement provides otherwise.

Notwithstanding the foregoing, if a participant’s termination of employment or service is a termination for cause, as defined in the plan, to the extent any award is not effectively exercised or has not vested prior to such termination, it will lapse or be forfeited immediately upon such termination. In all events, an award will not be exercisable after the end of its term as set forth in the related award agreement.

Plan Amendment or Termination. Our Board of Directors may, at any time, amend or terminate the plan. However, no amendment or termination may, in the absence of written consent to the change by the affected plan participant, adversely affect the rights of the participant or beneficiary under any award granted under the plan prior to the date such amendment is adopted. In addition, no amendment may increase the number of shares of our Class B common stock that may be delivered pursuant to awards under the plan without the approval of our shareholders, except for certain adjustments as set forth in the plan.

Combinations. In the event of any change in our outstanding Class B common stock by reason of a stock split, stock dividend, combination of shares, recapitalization, merger, consolidation or similar event, the Compensation Committee shall adjust proportionally the number of Class B common stock shares reserved for future issuance under the plan, the number of shares subject to outstanding awards, and the exercise price applicable to each option. In the event of a merger, consolidation, or reorganization with another corporation where we are not the surviving corporation, or a transaction in which we cease to be publicly traded, the Compensation Committee shall, subject to the approval of our board or the board of any corporation assuming our obligations, either substitute the award with a similar award from the surviving corporation or cancel the award and pay its value to the participant.

Change in Control. If, within twelve months following the date on which we experience a change in control, a participant’s employment terminates without cause, including a voluntary termination of employment for good reason, all unvested awards then held by the participant will become vested, except as otherwise determined by the Compensation Committee or when an award is subject to a performance goal. When an award is subject to achievement of a performance goal, the achievement of the performance goal will be deemed satisfied at target performance level upon a change in control and the award will continue to vest based upon the time-based service vesting criteria, if any, contained in the award, except as may otherwise be determined by the Compensation Committee. Furthermore, for awards subject to a performance goal, if, within twelve months following the date on which we experience a change in control, a participant’s employment is terminated without cause, including a voluntary termination of employment for good reason, then any time-based service vesting criteria will be deemed satisfied upon the termination, except as otherwise determined by the Compensation Committee.

Executive Change in Control Severance Plan and Executive General Severance Plan

The Compensation Committee adopted and approved the Duluth Holdings Inc. Executive Change in Control Severance Plan (the “Change in Control Severance Plan”) and the Duluth Holdings Inc. Executive General Severance Plan (the “General Severance Plan”, and together with the Change in Control Severance Plan, the “Severance Plans”). Mr. Loretta and Mr. Homolka, in addition to other executive officers, are participants in the Severance Plans. Mr. Sato was not designated as a participant in the Severance Plans as he is entitled to severance benefits under his employment agreement.

Executive General Severance Plan

The General Severance Plan provides severance benefits to those individuals selected as participants by the Compensation Committee of the Board of Directors.

If a participant incurs a qualifying termination, then the participant would be entitled to receive severance benefits. A participant would not be entitled to receive severance benefits if the participant’s employment with the Company ends for reasons other than a qualifying termination. A qualifying termination means a termination of employment from the Company and its affiliates that occurs under the following circumstances: (1) an involuntary termination of participant’s employment by the Company for reasons other than cause or death pursuant to a notice of termination delivered to participant by the Company no later than thirty (30) days prior to participant’s termination of employment, or (2) a voluntary termination by participant for good reason pursuant to a notice of termination delivered to the Company by participant in accordance with the General Severance Plan.

In the event participant becomes entitled to receive severance benefits, the Company shall provide participant with the following:

•

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid base salary, unreimbursed business expenses, and all other vested benefits to which participant is entitled under any applicable benefit plan as of the effective date of termination.

•

Cash Severance. A lump-sum amount equal to the product of (i) participant’s severance multiple and (ii) participant’s base salary, paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth (60th) day following the effective date of termination. The cash severance multiple for each of Mr. Loretta and Mr. Homolka is 0.75.

•

Pro Rata Actual Bonus. A lump sum amount paid to participant in an amount equal to the annual incentive participant would have earned under the Company’s annual incentive plan if participant had remained employed through the end of the then outstanding bonus plan year, adjusted on a pro rata basis based on the number of days participant was actually employed during the bonus plan year in which participant incurs a qualifying termination, paid to participant at the same time as bonuses are paid to members of senior management of the Company.

•	Continuation of Health Care Benefits. To the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by participant to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that participant will be made whole for such premiums on an after-tax basis for a period of nine (9) months following the date effective date of termination (provided that participant has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event participant shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to reimbursement).

The treatment of any awards under the Company’s equity incentive plans that may be outstanding on participant’s effective date of termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

As a condition to participating, participant must sign a restrictive covenant agreement prior to receiving any severance benefits. If a participant breaches any of the covenants, the Committee may, in its sole discretion, determine that the participant (i) shall forfeit any unpaid portion of the payments or benefits provided pursuant to and/or (ii) shall repay to the Company any amounts previously paid to the participant pursuant to the General Severance Agreement.

Executive Change in Control Severance Plan

The Change in Control Severance Plan provides severance benefits to those individuals selected as participants by the Compensation Committee of the Board of Directors.

If a participant incurs a qualifying termination, then the participant would be entitled to receive severance benefits. A participant would not be entitled to receive severance benefits if the participant’s employment with the Company ends for reasons other than a qualifying termination. A qualifying termination means a termination of employment from the Company and its affiliates under the following circumstances: (1) an involuntary termination of participant’s employment by the Company for reasons other than cause or death pursuant to a notice of termination delivered to participant by the Company within six (6) months prior to or upon or within 24 months after a change in control, or (2) a voluntary termination by participant for good reason pursuant to a notice of termination delivered to the Company by participant within six (6) months prior to or upon or within 24 months after a change in control.

In the event participant becomes entitled to receive severance benefits, the Company shall provide participant with the following:

•

Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid base salary, unreimbursed business expenses, and all other vested benefits to which participant is entitled under any applicable benefit plan as of the effective date of termination.

•

Cash Severance. A lump-sum amount equal to the product of (i) participant’s severance multiple and (ii) the sum of the following: (A) participant’s base salary and (B) participant’s target annual bonus in the year of termination (or, if greater, participant’s target annual bonus in the year of the change in control), paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth (60th) day following the effective date of termination. The cash severance multiple for each of Mr. Loretta and Mr. Homolka is 2.0.

•

Pro Rata Target Bonus. A lump-sum amount equal to participant’s target annual bonus, adjusted on a pro rata basis based on the number of days participant was actually employed during the bonus plan year in which participant incurs a qualifying termination, paid to the participant following the effectiveness of the release agreement, but in no event later than the sixtieth (60th) day following the effective date of termination.

•

Continuation of Health Care Benefits. To the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by participant to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that participant will be made whole for such premiums on an after-tax basis for a period of eighteen (18) months following the date of employment termination.

•

Outplacement Services. Participant shall be entitled to outplacement services until the first to occur (i) the twelve (12) month anniversary of participant’s effective date of termination or (ii) the date participant accepts an offer of new employment, subject to a maximum reimbursed amount of $30,000.

Similar to the General Severance Plan, a participant must sign a restrictive covenant agreement prior to receiving any severance benefits, and the treatment of any awards under the Company’s equity incentive plans that may be outstanding on participant’s effective date of termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

Restriction on Hedging and Pledging

The Company’s employees, executives and directors are prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including the use of financial derivatives such as puts and calls, short sales, and similar transactions.

Pay Versus Performance

The following table sets forth the compensation for our Chief Executive Officers and the average compensation for our other named executive officers, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of fiscal 2022 and fiscal 2021. The table also provides information on our cumulative total shareholder return (“TSR”) and Net Income over such years in accordance with SEC rules.

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)		Compensation Actually Paid to PEO(2)(4)		Average Summary Compensation Total for Non- PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On TSR	Net Income
	Stephen L. Schlecht	Samuel M. Sato	Stephen L. Schlecht	Samuel M. Sato	Non-PEO NEOs	Non-PEO NEOs
2022	—	$2,896,013	—	$1,062,450	$595,259	$326,956	$54	$2,246,000
2021	$630,000	$3,411,911	$630,000	$3,259,576	$734,069	$796,024	$117	$29,550,000

(1)	Mr. Schlecht resigned as Chief Executive Officer effective May 2021, in connection with the appointment of Mr. Sato as our President and Chief Executive Officer.
(2)	Mr. Schlecht served as Chief Executive Officer for a portion of fiscal 2021. Mr. Sato served as Chief Executive Officer for a portion of fiscal 2021 and all of fiscal 2022.
(3)	The remaining NEOs for fiscal 2021 and for fiscal 2022 include Mr. Loretta and Mr. Homolka.
(4)

Compensation “actually paid” to our PEOs and average compensation “actually paid” to our non-PEOs in each of fiscal 2022 and fiscal 2021 reflect the respective summary compensation table amounts set forth in the applicable tables, adjusted as set forth in the below table, as determined in accordance with SEC rules.

Adjustments to Determine Compensation “Actually Paid” to PEOs and Non-PEO NEOs
	PEOs			Non-PEO NEOs
	2022	2021		2022	2021
	Samuel M. Sato	Samuel. M Sato	Stephen L. Schlecht	Non-PEO NEOs	Non-PEO NEOs
Total Compensation as reported in Summary Compensation Table	$2,896,013	$3,411,911	$630,000	$595,259	$734,068
Subtract for grant date fair value of equity awards	($2,064,013)	($1,700,013)	—	($192,916)	($172,507)
Add fair value of equity awards granted during fiscal year as of year-end	$1,070,407	$1,547,678	—	$104,334	$163,351
Add/subtract for change in fair value of awards from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	($839,957)	—	—	($163,207)	$47,964
Add/subtract for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	—	—	—	($16,514)	$23,147
Compensation actually paid to PEOs / Non-PEO NEOs	$1,062,450	$3,259,576	$630,000	$326,956	$796,023

The Relationship Between Compensation Actually Paid, Net Income and Total Shareholder Return

In fiscal 2021, the compensation actually paid to our two PEOs, Mr. Schlecht and Mr. Sato, was $630,000 and $3,295,576, respectively. In fiscal 2022, Mr. Sato was our sole PEO, and the compensation actually paid to him was $1,062,450, with the decrease from 2021 based, in part, on Mr. Sato’s initial stock grants in 2021 upon his hiring. For our Non-PEO NEOs, the average compensation actually paid was $734,069 in 2021 and $595,259 in fiscal 2022. Below is a discussion regarding the relationship between compensation actually paid to our PEOs and the average actual compensation paid to our Non-PEO NEOs in fiscal 2021 and fiscal 2022, with Net Income and Total Shareholder Return for the same years.

Total Shareholder Return. In fiscal 2021, our total shareholder return was $117, and in fiscal 2022, it was $54. Our total shareholder return decreased from 2021 to 2022, trending in the same direction as the compensation actually paid to our PEOs and the average compensation actually paid to our Non-PEO NEOs.

Net Income. In fiscal 2021, our net income was $29,550,000, and in fiscal 2022 our net income was $2,246,000. Our net income decreased from 2021 to 2022, trending in the same direction as the compensation actually paid to our PEOs and the average compensation actually paid to our Non-PEO NEOs.

DIRECTOR COMPENSATION

In May of 2022, we updated our director compensation policy. Under our previous director compensation policy, our non-employee directors received a $45,000 annual cash retainer. For service on the Audit Committee, a non-employee director received an additional $9,000 annual cash retainer. For service on the Compensation Committee and Nominating and Governance Committee, a non-employee director received an additional $6,000 annual cash retainer. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee received the following annual cash retainer: $15,000 for Audit Committee chair; $10,000 for Compensation Committee chair; and $10,000 for Nominating and Governance Committee chair. Each non-employee director also received an annual restricted stock grant of $75,000 of Class B common stock under the 2015 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which would vest on the first anniversary of the date of grant.

Under our current director compensation policy, our non-employee directors receive a $50,000 annual cash retainer. For service on the Audit Committee, a non-employee director receives an additional $10,000 annual cash retainer. For service on the Compensation Committee and Nominating and Governance Committee, a non-employee director receives an additional $7,000 annual cash retainer. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $20,000 for Audit Committee chair; $15,000 for Compensation Committee chair; and $12,000 for Nominating and Governance Committee chair. Each non-employee director will also receive an annual restricted stock grant of $80,000 of Class B common stock under the 2015 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which will vest on the first anniversary of the date of grant. Grants are expected to be made in May of each year. Prorated grants will be made for partial years of service. All of our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended January 29, 2023, for their service on our board. Directors who are also our employees received no additional compensation for their service as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)
Francesca M. Edwardson	72,000	80,011	(1)	152,011
David C. Finch	62,000	80,011	(1)	142,011
Thomas G. Folliard	70,000	80,011	(1)	150,011
Brett L. Paschke	60,000	80,011	(1)	140,011
Susan J. Riley	60,000	80,001	(2)	140,001
Scott K. Williams	64,000	80,011	(1)	144,011

(1)

Amount represents the aggregate grant date fair value of restricted stock awards granted in fiscal 2022, computed in accordance with FASB ASC Topic 718 and based on the closing price of $11.85 on the date of grant.

(2)

Amount represents the aggregate grant date fair value of a restricted stock award granted in fiscal 2022, computed in accordance with FASB ASC Topic 718 and based on the closing price of $10.55 on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of the record date (except as otherwise noted) for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors and director nominee;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. There are no shares of common stock subject to options or other rights outstanding as of the date of this proxy statement. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,364,200 shares of Class A common stock outstanding and 31,114,449 shares of Class B common stock outstanding as of the record date. Unless otherwise indicated, the address of each beneficial owner in the table is: Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

	Beneficial Ownership of Common Stock
	Class A			Class B		% of Total Voting Power
	Shares		%	Shares	%
5% Shareholders:
Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust(1)	—		—	8,694,295	27.9%	13.4%

Named Executive Officers and Directors:
Stephen L. Schlecht	3,364,200	(2)	100.0%	7,326,678	23.5%	63.3%
Samuel M. Sato	—		—	634,269	2.0%	1.0%
David Loretta	—		—	182,686	*	*
David S. Homolka	—		—	148,919	*	*
Francesca M. Edwardson(3)	—		—	66,715	*	*
Thomas G. Folliard	—		—	80,606	*	*
David C. Finch	—		—	127,507	*	*
Brett L. Paschke(4)	—		—	20,341	*	*
Susan J. Riley	—		—	7,583	*	*
Ronald Robinson	—		—	—	—	—
Scott K. Williams	—		—	30,422	*	*
All Executive Officers and Directors as a Group (14)	3,364,200		100.0%	9,043,756	29.1%	65.9%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)

John A. Dickens and Thomas W. Wenstrand are co-trustees of the Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust established July 31, 2000 and as such have shared voting and dispositive power over these shares of Class B common stock. The address of the trust is c/o Godfrey & Kahn, S.C., 833 E. Michigan Street, Suite 1800, Milwaukee, WI 53202.

(2)	These shares are held in the Duluth Holdings Inc. Voting Trust, of which Mr. Schlecht is the sole trustee. As sole trustee, he has sole voting and dispositive power with respect to these such shares.
(3)	Includes: 17,300 shares of Class B common stock owned by Ms. Edwardson’s husband as to which she disclaims beneficial ownership.
(4)	Includes: 8,959 shares of Class B common stock held in trust.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending January 28, 2024 and has recommended to the Board of Directors that such appointment be submitted to the shareholders for ratification. KPMG audited our financial statements for the fiscal years ended January 30, 2022 and January 29, 2023. Representatives of KPMG will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of KPMG, the Audit Committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending January 28, 2024.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of KPMG as our independent auditors for the fiscal year ending January 28, 2024. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending January 28, 2024, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accountants. During fiscal 2022, the Audit Committee held six meetings and discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer, controller, director of financial reporting, director of internal audit and independent registered public accountants prior to their filing with the SEC. The Audit Committee has appointed KPMG to serve as our independent registered public accountants for fiscal 2023.

Independent Registered Public Accountants Independence and Fiscal 2022 Audit. In discharging its duties, the Audit Committee obtained from KPMG, our independent registered public accountants for the fiscal 2022 audit, a formal written statement describing all relationships between KPMG and us that might bear on KPMG’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with KPMG any relationships that may impact KPMG’s objectivity and independence and satisfied itself as to KPMG’s independence. The Audit Committee also independently discussed with management and KPMG the quality and adequacy of our internal controls, and reviewed with KPMG its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with KPMG the matters required to be discussed by the applicable requirements of PCAOB and the Securities and Exchange Commission and, with and without management present, discussed and reviewed the results of KPMG’s fiscal 2022 audit of the financial statements.

Fiscal 2022 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended January 29, 2023 with management and KPMG. Management has the responsibility for the preparation of our financial statements and the independent registered public accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 29, 2023 for filing with the SEC.

Fees Paid to KPMG. The aggregate fees billed for professional services by KPMG during fiscal 2021 and fiscal 2022 were approximately as follows:

Type of Fees	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$695,500	$645,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$695,500	$645,000

(1)

Audit fees consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K, as well as the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.

All audit services provided by KPMG were pre-approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee may not complete its reviews of the matters described above prior to our public announcement of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Thomas G. Folliard (Chairman)

Brett L. Paschke

Susan J. Riley

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the 2024 Annual Meeting of Shareholders must be received by Duluth Trading at its executive offices no later than December 9, 2023. A shareholder who intends to present business other than pursuant to Rule 14a-8 at the 2024 Annual Meeting must comply with the requirements set forth in our amended and restated bylaws. To bring shareholder proposed nominations or other business before an annual meeting, our amended and restated bylaws require, among other things, that the shareholder submit written notice thereof to Duluth Trading’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting of shareholders held the prior year. Therefore, we must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no earlier than January 26, 2024 and no later than February 25, 2024. If notice is received before January 26, 2024, or after February 25, 2024, it will be considered untimely, and Duluth Trading will not be required to allow the proposal to be presented at the 2024 Annual Meeting of Shareholders.

Such nominations or proposals must be submitted to Mr. David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules for the 2024 Annual Meeting of Shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that complies with Rule 14a-19 under the Exchange Act by March 26, 2024.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2022, with the exception of a Form 4 filing for each of Messrs. Murphy and Teufel relating to tax withholding obligation due to administrative delay, as well as a Form 4 filing for Mr. Sato relating to the vesting of restricted stock due to administrative delay.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K for fiscal 2022 at no cost by writing to David Loretta, Secretary, Duluth Holdings Inc., 201 East Front Street, Mount Horeb, Wisconsin 53572.

By Order of the Board of Directors,

David Loretta, Secretary

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 25, 2023. Online Go to www.envisionreports.com/DLTH or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DLTH Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card 1234 5678 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2 and Proposal 3. 1. Election of Directors: Withhold Withhold Withhold + For Authority For Authority For Authority 01—Stephen L. Schlecht 02—Samuel M. Sato 03—Francesca M. Edwardson 04—David C. Finch 05—Brett L. Paschke 06—Susan J. Riley 07—Ronald Robinson 08—Scott K. Williams For Against Abstain For Against Abstain 2. Advisory vote to approve the compensation of our named 3. The ratification of selection of KPMG LLP as the independent executive officers. registered public accountants for Duluth Holdings Inc. for the year ending January 28, 2024. NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

2023 Annual Meeting Admission Ticket 2023 Annual Meeting of Duluth Holdings Inc. Shareholders May 25, 2023, 8:30 a.m., Central Time Duluth Holdings Inc. Headquarters 201 East Front Street, Mount Horeb, WI 53572 Upon arrival, please present this admission ticket and photo identification at the registration desk. The 2023 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held on Thursday May 25, 2023, 8:30 a.m., Central Time Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DLTH IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Duluth Holdings Inc. + Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2023 The undersigned hereby appoints Samuel M. Sato and David Loretta, and each or either of them, as true and lawful attorneys of the undersigned with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc., which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such matters as may properly come before the meeting and revoking any proxy heretofore given. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposal 2 and Proposal 3. (Items to be voted appear on reverse side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.